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                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-112274

            Addendum to Prospectus Supplement Dated February 27, 2004

                                                             Dated: May 28, 2004

                                 STATE OF ISRAEL
                        FOURTH VARIABLE RATE LIBOR NOTES
                        --------------------------------

Initial Interest Rate for Notes purchased during June 2004 is 2.225%. This interest rate was calculated as follows:

Applicable LIBOR     +     Number of basis points           =     Initial Rate
for June 2004              set by State of Israel
                           at beginning of monthly
                           sales period


1.625%               +     60 Basis Points                  =     2.225%

Applicable LIBOR is then adjusted July 1 and January 1.

Notes purchased in July 2004 will receive the rate and spread in effect for that sales period. Due to the May 2004 holiday schedule, the number of basis points above LIBOR for June 2004 is being set on Friday, May 28, 2004, one business day before the first business day of June 2004. The applicable LIBOR rate will remain the six month LIBOR rate as of the bank day which is two business days prior to the first business day of the month in which your subscription is received in a form acceptable to Israel and the subscription price is accepted. Commencing with the July 2004 interest rates, the announcement day for the month's rates and spread will revert to the bank day which is two business days prior to the first business day of the month in which your subscription is received in a form acceptable to Israel and the subscription price is accepted.